Exhibit 10.2

         March 28, 2025

Gary Mick

1309 Avon Terrace

Southlake, TX 76092

Dear Gary,

This letter will serve as notice as to the termination of your employment and removal from your position as the Chief Integration Officer of Six Flags Entertainment Corporation (the “Company”) effective as of the date hereof.

Your termination of employment will constitute a termination by the Company “without Cause” under Section 4 of your Employment Agreement with the Company dated July 1, 2024, and you will be entitled to the rights and benefits provided under such Section 4, subject to the terms and conditions set forth therein. Such conditions include your execution, delivery and non-revocation of the Agreement and General Release attached to your Employment Agreement, which is attached as Exhibit B. In addition, your termination of employment will be treated as a “Good Leaver Termination” under your Amended and Restated Performance Stock Unit Grant Agreement dated as of August 20, 2024, and the stock units granted thereunder shall vest as provided in Section 3 of such agreement.

The attached Exhibit A sets forth the schedule of your severance payments and benefits (including equity awards) as provided under Section 4 of your Employment Agreement. The timing of payment of your severance benefits is as set forth in such Section 4, including where applicable the required six (6) month payment delay under Section 409A of the Internal Revenue Code. In addition, please note that your severance payments and benefits are subject to Section 24 of your Employment Agreement, relating to Section 280G of the Internal Revenue Code. The Company is in the process of completing the required Section 280G analysis and will provide you with this information as soon as possible.

Thank you for your service to Six Flags Entertainment Corporation.

Sincerely yours,

/s/ Richard Zimmerman

Richard A. Zimmerman

Exhibit A

Schedule of Severance Payments and Benefits

1.	Accrued Amounts (Section 4(a)): unpaid base salary, plus accrued employee benefits and any unreimbursed expenses

2.	Pro-Rata 2025 Bonus (Section 4(b)(ii)): amount based on actual performance multiplied by ratio of (#/365)

3.	Severance Payment (Section 4(b)(iii)): $2,358,400 (2X Base Salary plus Target Bonus)*

4.	Health Care Payment (Section 4(b)(iv)): $65,114*

5.	Outplacement Reimbursement (Section 4(b)(vi)): up to $10,000, subject to invoices

6.	PSU Award for 51,390 shares (Section 3 of PSU Agreement): Vested at Target Level

*	Amount subject to 6-month delay under Section 4(b)

Exhibit B

Agreement and General Release

Agreement and General Release (“Agreement”), by and between Gary Mick (“Executive” and referred to herein as “you”) and Six Flag Entertainment Corporation, a Delaware corporation (the “Company”).

1. In exchange for your waiver of claims against the Released Persons (as defined below) and compliance with the other terms and conditions of this Agreement, upon the effectiveness of this Agreement, the Company agrees to provide you with the payments and benefits provided in Section 4 of your Employment Agreement with the Company, dated July 1, 2024, (the “Employment Agreement”) in accordance with the terms and conditions of the Employment Agreement.

2. (a) In consideration for the payments and benefits to be provided to you pursuant to Section 1 above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, and any of its or their respective directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (in each case, in their capacity as such) (collectively the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), which you have had, now have, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the date on which you sign this Agreement, except as provided in subsection (c) below.

(b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Persons from any and all such claims, whether known or unknown, which you have had, now have, or may have against the Released Persons arising out of your employment or termination thereof, including, but not limited to: (i) any claim under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Persons subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, or the Fair Labor Standards Act of 1938, the Texas Labor Code, the Texas Payday Law, the Texas Anti-Retaliation Act, the Texas Commission on Human Rights Act and the Texas Whistleblower Act, in each case as amended; (ii) any other claim whether based on federal, state, or local law (statutory or decisional), rule, regulation or ordinance, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that arise after the date on which you sign this Agreement, including, without limitation, such claims related to any equity award held by you; (2) for the payments or benefits required to be provided under Section 4(b) of the Employment Agreement; (3) regarding rights of indemnification and receipt of legal fees and expenses to which you are entitled under the Employment Agreement, the Company’s or a subsidiary of the Company’s Certificate of Incorporation or By-laws (or similar instrument), pursuant to any separate writing between you and the Company or any subsidiary of the Company or pursuant to applicable law; or (4) relating to any claims for accrued, vested benefits under any employee benefit plan or retirement plan of the Released Persons subject to the terms and conditions of such plan and applicable law (excluding any severance or termination pay plan, program or arrangement, claims to which are specifically waived hereunder.

(d) In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.

3. (a) This Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(c) You represent and warrant that you have not assigned or transferred to any person or entity any of my rights which are or could be covered by this Agreement, including but not limited to the waivers and releases contained in this Agreement.

(d) You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit, restrict, or in any way affect your ability to (i) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including (a) providing documents or other information, without notice to the Company or (b) making other disclosures under the whistleblower provisions of any applicable law, rule or regulation, or (ii) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

4. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

5. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

6. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider for at least forty-five (45) days the terms of this Agreement; (c) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

7. You understand that you will have at least forty-five (45) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company’s Chief Legal & Compliance Officer at 8701 Red Oak Boulevard, Charlotte, North Carolina 28217 on or before May 12, 2025. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating your desire to do so in writing delivered to the Chief Legal & Compliance Officer at the address above by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in Section 1 above, shall be deemed automatically null and void.

8. Any dispute regarding this Agreement shall be subject to Delaware law without reference to its choice of law provisions. You agree to reimburse the Company for out-of-pocket costs and expenses reasonably incurred by in connection with enforcing this Agreement (including attorney’s fees) with respect to each claim on which the Company substantially prevails.

[Signature page follows]

EXECUTIVE

/s/ Gary Mick
Gary Mick

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Richard Zimmerman
Name:	Richard Zimmerman
Title:	President & CEO

SIGNATURE PAGE TO

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE